EXHIBIT 99.1
GRANT PARK WEEKLY PERFORMANCE STATISTICS * 3/14/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	2.50%	2.86%	15.61%
Class B Units	2.49%	2.83%	15.41%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MARCH 14, 2008

Grant Park posted trading gains in a majority of sectors during the past week.  Positions in the currency and energy markets accounted for the bulk of gains, with additional profits coming from the financial sector.  Metals positions incurred small losses.

Currency positions were profitable after the euro gained more than 3 cents against the US dollar, trading as high as $1.566 as the greenback continued to freefall on distressed credit markets and worries over the likelihood of a recession.  The dollar fell against virtually all of its trading partners and traded at parity to the Swiss franc on expectations that liquidity woes will force the US Federal Reserve to aggressively cut rates at this week’s FOMC meeting.  News on Friday that Bear Stearns’ cash reserves were nearly exhausted and that the Wall Street titan had to be rescued by JP Morgan Chase (with backing from the Fed) exacerbated investors’ fears for the economy, adding to the dollar’s decline.

The lower dollar spurred energy prices higher, pushing crude oil to its largest weekly gain in a year.  Crude closed up $5.06 at $110.21 per barrel after posting a high of $111.  The possibility of supply disruptions stemming from militant action in Nigeria also contributed to the price rise.  Heating oil and natural gas prices were also higher, adding to gains.

Long positions in global fixed income markets posted gains after the news regarding Bear Stearns forced investors to flee corporate issues for more secure government bond markets.  Positions in the short end of the yield curve benefited as investors drove Eurodollar prices higher on heavy speculation that the episode will force the Fed to further slash interest rates in an effort to provide more liquidity to credit markets.

Lastly, long positions in the metals sector sustained small losses as prices for aluminum and copper fell by week’s end.  Analysts suggested that the possibility of a recession in the US was driving base metal prices lower.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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